Exhibit 99.1

Idera Announces Agreement with Abbott to Develop a Companion Diagnostic for IMO-

8400 in Genetically Defined Forms of B-cell Lymphoma

– IMO-8400 is in clinical development for the potential treatment of two genetically defined forms of B-cell lymphoma characterized by the presence of the oncogenic mutation MYD88 L265P –

CAMBRIDGE, Mass.—May 8, 2014 — Idera Pharmaceuticals, Inc. (NASDAQ: IDRA), a clinical-stage biotechnology company developing novel therapeutics for orphan patient populations with B-cell lymphomas and autoimmune diseases, announced today that it has entered into an agreement with Abbott, the global healthcare company, for the development of an in vitro companion diagnostic test for use in Idera’s clinical development programs to treat certain genetically defined forms of B-cell lymphoma with IMO-8400.

Under the agreement, Abbott will develop a test utilizing polymerase chain reaction (PCR) technology to identify the presence of the MYD88 L265P oncogenic mutation in tumor biopsy samples with high sensitivity and specificity. This mutation, which can be identified in approximately 90% of patients with Waldenström’s macroglobulinemia and approximately 30% of patients with the ABC sub-type of diffuse large B-cell lymphoma, plays a key role in activating the Toll-like receptor (TLR) pathways targeted by Idera’s lead drug candidate, IMO-8400.

“Research by Idera and by independent investigators has established TLR antagonism as a potentially promising and novel therapeutic approach for patients with B-cell malignancies harboring the MYD88 L265P mutation,” said Lou Brenner, M.D., Senior Vice President and Chief Medical Officer of Idera Pharmaceuticals. “This companion diagnostic will be an important tool for the clinical community in evaluating whether their patients are potential candidates for IMO-8400 therapy for the treatment of these genetically defined forms of B-cell lymphoma. We are excited about the opportunity to partner with Abbott, a leader in companion diagnostics, as part of Idera’s mutation- targeted development program for IMO-8400 in B-cell lymphomas.”

About IMO-8400

Idera’s Toll-like receptor (TLR) antagonist drug candidates have been created using a proprietary chemistry-based drug discovery platform. IMO-8400 is a first-in-class synthetic oligonucleotide-based antagonist of TLRs 7, 8, and 9. In April 2014, Idera presented preclinical data at the

American Association for Cancer Research Annual Meeting demonstrating the ability of IMO-8400 to inhibit the survival and proliferation of human B-cell lymphoma cells harboring the oncogenic MYD88 L265P genetic mutation. IMO-8400 also has shown activity in preclinical studies of autoimmune diseases, including psoriasis, lupus, and arthritis. IMO-8400 has been well-tolerated in a Phase 1 trial in 42 healthy subjects at single and multiple escalating doses up to 0.6 mg/kg for four weeks, and has shown inhibition of immune responses mediated by TLRs 7, 8, and 9. In March 2014, Idera announced top-line data from an ongoing Phase 2 trial that showed evidence of clinical activity in patients with psoriasis who were treated with IMO-8400 at doses of up to 0.3 mg/kg/week for 12 weeks. Idera is pursuing clinical development of IMO-8400 in genetically defined forms of B-cell lymphoma, including Waldenström’s macroglobulinemia and diffuse large B-cell lymphoma, and in orphan autoimmune diseases, including polymyositis and dermatomyositis.

About Idera Pharmaceuticals, Inc.

Idera Pharmaceuticals is a clinical stage biopharmaceutical company developing a novel therapeutic approach for the treatment of genetically defined forms of B-cell lymphoma and orphan autoimmune diseases. Idera’s proprietary technology involves creating novel nucleic acid therapeutics designed to inhibit over-activation of Toll-like Receptors (TLRs). In addition to its TLR programs, Idera is developing gene silencing oligonucleotides that it has created using its proprietary technology to inhibit the production of disease-associated proteins by targeting RNA.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding the Company’s strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated or implied by its forward-looking statements. Factors that may cause such a difference include: whether results obtained in preclinical studies and clinical trials such as the results described in this release will be indicative of the results that will be generated in future clinical trials, including in clinical trials in different disease indications; whether products based on Idera’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; whether the Company’s collaborations will be successful; and such other important factors as are set forth under the caption “Risk Factors” in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Although Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: Idera Pharmaceuticals, Inc.

Idera Pharmaceuticals, Inc.

Lou Arcudi, 617-679-5517

larcudi@iderapharma.com

or

Stern Investor Relations, Inc.

Sarah McCabe, 212-362-1200

sarah@sternir.com